MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940



We, as members of management of Index Plus Fund, Inc. (the "Fund"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies", of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Fund's compliance with requirements of subsections (b) and (c) of Rule 17f-2 as of May 31, 2003 and from December 31, 2002 through May 31, 2003.

Based on this evaluation, we assert that the Fund was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of May 31, 2003 and from December 31, 2002 through May 31, 2003, with respect to securities reflected in the investment account of the Fund.

Index Plus Fund, Inc.

By:


/s/ Laura S. Adams
Laura S. Adams, President